Exhibit 10.21

Plan:    IDEX Corporation Incentive Award Plan
As Amended and Restated effective April 6, 2010
IDEX CORPORATION
RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS

Effective on the Grant Date, you have been granted Restricted Stock Units (the "Restricted Units") providing you the entitlement to receive shares of IDEX Corporation (the "Company") Common Stock for the Restricted Units that vest, in accordance with the provisions of this Agreement and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 6, 2010 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement.

In addition to the Restricted Units, you are awarded Dividend Equivalents. Dividend Equivalents provide you with the right to receive a cash payment equal to the amount of dividend which would have been paid on a share of Common Stock for so long as the Restricted Unit remains outstanding. Dividend Equivalents will be paid in cash shortly after dividends are paid to eligible shareholders of common stock. Notwithstanding the foregoing, if you elect to defer settlement of the Restricted Units, payment of the Dividend Equivalents also will be deferred to time of settlement.

The Restricted Units will fully vest and no longer be subject to the restrictions of this Agreement on the earlier of: (i) the third anniversary of the Grant Date; (ii) the failure of the director to be reelected as a member of the board, (iii) termination of service after six years of continuous service on the IDEX Corporation Board of Directors, or (iv) a Change in Control.

In the event of your termination as a director for any reason other than death or disability (“Termination of Service”), your right to vest in the Restricted Units will terminate effective as of the date that you give or are provided with written notice of Termination of Service. However, this award shall be fully vested upon your termination as a director by reason of death, disability or upon termination after achieving six years of continuous service on the IDEX Board of Directors.

The Restricted Units and Dividend Equivalents are not transferable except by will or the laws of descent and distribution. Until the Common Stock is issued upon settlement of the Restricted Units you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award.

Promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which vesting of the Restricted Units occurs, the Company shall (a) issue and deliver to you the number of shares of Common Stock equal to the number of vested Restricted Units [and cash equal to any Dividend Equivalents credited with respect to such Vested Units and the interest thereon or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon]; and (b) enter your name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to you. Notwithstanding the foregoing, in accordance with Section 8.7 of the Plan, you may have elected to defer settlement of the Restricted Units by having completed a settlement deferral election agreement.

You acknowledge that all employees, including corporate officers, and directors of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.

Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees and directors any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

a.	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

b.	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

c.	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

d.	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of a Restricted Stock Unit Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future. Future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

IDEX CORPORATION

By: Frank J. Notaro
Senior Vice President - General Counsel and Secretary